Exhibit 99.1

INTERNATIONAL SEAWAYS ANNOUNCES SALE OF VESSELS

New York, NY – January 29, 2026– International Seaways, Inc. (NYSE: INSW) (the “Company,” “Seaways,” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, announced today that since the start of the year, it has sold or entered into agreements to sell five vessels for aggregate proceeds of approximately $185 million, net of commissions and fees. The vessels are among the oldest in the fleet, consisting of three MRs with an average age of 18 years and two VLCCs with an average of 15 years. The Company expects to close these transactions during the first quarter of 2026 and recognize gains from the vessel sales of approximately $65 million.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways currently owns and operates a fleet of 73 vessels, including 12 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, 11 LR1s (including four newbuildings), and 32 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (the “SEC”), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2024 for the Company, the Forms 10-Q for any subsequent quarters of 2025, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings